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                       October 17, 2023

       Jean Hu
       Executive Vice President, Chief Financial Officer and Treasurer Advanced Micro Devices, Inc.
       2485 Augustine Drive
       Santa Clara, CA 95054

                                                        Re: Advanced Micro
Devices, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-07882

       Dear Jean Hu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation